UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 22, 2004

Cellegy Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

349 Oyster Point Boulevard, Suite 200 South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 616-2200

Same
(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Cellegy Pharmaceuticals, Inc. (the “Company”) entered into a new employment agreement with Anne-Marie Corner, who became Senior Vice President, Women’s Preventive Health, effective as of October 22, 2004, after the closing of the Company’s acquisition of Biosyn, Inc., a private biopharmaceutical company (“Biosyn”).  The agreement has an initial term of two years and will automatically renew for successive one-year terms unless either party elects to terminate the agreement. The agreement provides for a base compensation rate of $250,000 per year, issuance of a bonus of $25,000 in recognition of performance during the course of 2004, and eligibility to participate in incentive compensation or bonus programs that the board of directors may establish from time to time. The agreement provides for severance compensation including 12 months of salary and continuation of insurance benefits in certain circumstances including termination of employment other than for cause. The agreement also provides for accelerated vesting of options in connection with termination of employment other than for cause.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 22, 2004, the Company completed its acquisition of Biosyn, Inc. from Biosyn’s stockholders through an exchange of  2,462,000 shares of Cellegy common stock for 100% of Biosyn’s issued and outstanding capital stock, pursuant to the Agreement and Plan of Share Exchange dated October 7, 2004 (the “Exchange Agreement”). A copy of the Exchange Agreement is filed herewith as Exhibit 2.1. Cellegy also agreed to assume and pay approximately $3.25 million of certain balance sheet liabilities of Biosyn. Cellegy will pay up to an additional $15 million upon commercial launch of Biosyn’s lead product in the United States, a portion of which will be payable upon commercial launch in selected major overseas markets, following successful completion of required clinical trials and the receipt of required regulatory approvals. Biosyn had no material relationship with the Company before the acquisition transaction.

A total of 369,300 of the 2,462,000 shares of Cellegy common stock will be withheld and delivered to a third party escrow agent for a period of six months after closing to satisfy the indemnification obligations of Biosyn and its shareholders under the provisions of the Exchange Agreement.

Under the terms of the Exchange Agreement, all outstanding options and warrants to acquire shares of  Biosyn capital stock were assumed by Cellegy and converted into options and warrants to acquire up to approximately 318,504 shares of Cellegy common stock.

Item 3.02 Unregistered Sales of Equity Securities.

On October 22, 2004, as the result of the Company’s acquisition of Biosyn, the former shareholders of Biosyn became entitled to receive approximately 2,462,000 shares of common stock of the Company.  Additionally, the Company assumed Biosyn options and warrants to acquire up to approximately 318,504 shares of the common stock of the Company. The shares were issued as set forth in the Agreement and Plan of Share Exchange dated as of October 7, 2004, between Cellegy and Biosyn, pursuant to which the Company acquired Biosyn.  Pursuant to a Registration Rights Agreement dated October 7, 2004 between the Company and former shareholders and option and warrant holders of Biosyn (the “Registration Rights Agreement”), the Company has agreed to file a registration statement covering the possible resale from time to time of the shares issued to the former Biosyn shareholders and shares issuable upon the exercise of former Biosyn options and warrants that the Company assumed in the acquisition transaction (other than those shares under former Biosyn options that are covered by a Form S-8 registration statement that the Company will file). A copy of the Registration Rights Agreement is filed herewith as Exhibit 10.1. The shares were issued in reliance on Rule 506 of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description of Exhibit.
2.1	Agreement and Plan of Share Exchange dated as of October 7, 2004, by and between the Company and Biosyn. Inc.
10.1	Registration Rights Agreement dated as of October 1, 2004.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLEGY PHARMACEUTICALS, INC.

Date: October 26, 2004	By:	/s/ A. Richard Juelis
A. Richard Juelis
Vice President, Finance and Chief Financial Officer
(Duly Authorized Officer)

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